Exhibit 10.3

Central Pacific Financial Corp. 2013 Stock Compensation Plan

Restricted Stock Grant Agreement

This Restricted Stock Grant Agreement (“Agreement”) is effective as of the “Date of Grant” stated in the accompanying Notice of Restricted Stock Grant (“Notice”), between Central Pacific Financial Corp., a Hawaii corporation, (“Company”) with its registered office at 220 South King Street, Honolulu, Hawaii 96813 and the Participant stated in the Notice (the “Participant”), who is an employee of the Company or one of its Subsidiaries.

1.                           Grant of Restricted Stock.  The Company hereby grants to the Participant the number of restricted shares (“Restricted Shares”) of the Company’s common stock stated in the Notice.  This grant is subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Central Pacific Financial Corp. 2013 Stock Compensation Plan (“Plan”).  Capitalized terms not otherwise defined in this Agreement shall have meaning ascribed to such terms in the Plan.

2.         Restrictions during Restriction Period.

a.               Service Restriction.  The Restricted Shares shall be forfeited and transferred to the Company upon the Participant’s termination of employment with the Company and its Subsidiaries for any reason prior to the “Vesting Date” stated in the Notice.

b.               Transfer Restriction.  None of the Restricted Shares may be sold, assigned, pledged, or otherwise transferred, voluntarily or involuntarily, by the Participant during the Restriction Period.

c.                Restriction Period.  For purposes of this grant, the term “Restriction Period” means with respect to all of the Restricted Shares, the period commencing on the Date of Grant and ending on the “Vesting Date” stated in the Notice.

d.               Lapse of Restrictions.  The restrictions set forth in Sections 2.a. and 2.b. above shall lapse and no longer apply upon the expiration of the Restriction Period.

3.                           Issuance of Shares; Registration; Withholding Taxes.  As part of this grant, certificates for the Restricted Shares shall be issued in the Participant’s name and shall be held in escrow by the Company until all restrictions lapse or such Shares are forfeited as provided herein.  A certificate or certificates representing the Restricted Shares as to which restrictions have lapsed (“Unrestricted Shares”) shall be delivered to the participant upon such lapse.  The Company may postpone the issuance or delivery of the Unrestricted Shares until (i) the completion of registration or other qualification of such Unrestricted Shares or transaction under any state or federal law, rule or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (ii) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules, and regulations, including applicable federal and state securities laws and listing requirements, if any; and (iii) the payment to the Company, upon its demand, of any amount requested by the Company to satisfy any federal, state, or other governmental tax withholding requirements related to the issuance or delivery of the Unrestricted Shares.  The Company shall have the right to withhold with respect to the payment of any Unrestricted Shares any taxes required to be withheld because of such payment, including the withholding of Unrestricted Shares otherwise payable due to the lapse of the restrictions.  The Participant shall comply with any and all legal requirements relating to the Participant’s resale or other disposition of any Unrestricted Shares acquired under this Agreement.

4.                           Share Adjustments.  The number of Restricted Shares shall be adjusted proportionately for any increase or decrease in the number of issued shares of common stock of the Company by reason of a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, or other like change in the capital structure of the Company.  The adjustment required shall be made by the Compensation Committee of the Board of Directors (the “Committee”), whose determination shall be conclusive.

5.                           Rights as Shareholder.  Subject to the terms of the Plan and this Agreement, the Participant shall be entitled to all the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Shares and to receive dividends and other distributions payable with respect to such Shares after the Date of Grant, but such dividends and other distributions shall not be paid unless and until the restrictions lapse with respect to such Shares.  The Participant’s rights as a shareholder shall terminate in the event of the Participant’s forfeiture of the Restricted Shares.

6.                           Legends.  All certificates evidencing Restricted Shares issued under this Agreement shall bear the following legend (and such other restrictive legends as are required or the Company deems advisable under the provisions of any applicable law):

THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE CENTRAL PACIFIC FINANCIAL CORP. 2013 STOCK COMPENSATION PLAN (THE “PLAN”) AND IN THE ASSOCIATED RESTRICTED STOCK GRANT AGREEMENT UNDER WHICH THESE SHARES WERE GRANTED (THE “AGREEMENT”).  A COPY OF THE PLAN AND THE AGREEMENT MAY BE OBTAINED FROM CENTRAL PACIFIC FINANCIAL CORP.

If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Restricted Shares granted under this Agreement is no longer required, the Participant under such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Unrestricted Shares but without such legend.

7.                           Participant Bound by Plan.  The Participant hereby acknowledges receipt of a copy of the Plan and acknowledges that the Participant shall be bound by its terms, regardless of whether such terms have been set forth in this Agreement.  If there is any inconsistency between the terms of the Plan and the terms of this Agreement, the Participant shall be bound by the terms of the Plan.

8.                           Amendment.  This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder, or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan.  However, unless necessary or advisable due to a change in law, any amendment to this Agreement which has a material adverse effect on the interest of the Participant under this Agreement shall be effective only with the consent of the Participant.

9.                           No Advice, Warranties, or Representations.  The Company is not providing the Participant with advice, warranties, or representations regarding any of the legal or tax effects to the Participant with respect to the Restricted Shares or Unrestricted Shares.  The Participant is encouraged to seek legal and tax advice from the Participant’s own legal and tax advisers.

10.                    Continued Service.  Neither the Plan nor the grant of Restricted Shares confers upon the Participant the right to continue as an employee of the Company or any of its Subsidiaries.  Subject to other applicable agreements with the Participant, the Company or a Subsidiary may discharge the Participant from employment at any time.

11.                    Section 83(b) Election.  The Participant hereby acknowledges that he or she has been informed that, with respect to the grant of the Restricted Shares, an election (“Election”) may be filed by the Participant with the Internal Revenue Service, within 30 days of the grant of the Restricted Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Restricted Shares on the Date of Grant, where such fair market value shall be based on the closing price per Share on the Date of Grant (“Fair Market Value”). This will result in a recognition of taxable income to the Participant on the Date of Grant, equal to the Fair Market Value per Share of the Restricted Shares on such date.  Absent such an Election, taxable income will be measured and recognized by the Participant at the time or times on which the Restricted Shares vest.  The Participant is strongly encouraged to seek the advice of his or her own tax consultants in connection with this award of Restricted Shares and the advisability of filing of the Election under Section 83(b) of the Code.  The Participant understands that any taxes paid as a result of the filing of the Election might not be recovered if Restricted Shares are forfeited to the Company because they do not vest.  The Participant acknowledges that it is the Participant’s sole responsibility and the Company’s to file timely the Election.  The Participant must notify the Company within 10 days of filing any such Election.  If the Participant files the Election, the Participant shall be required to pay all taxes with respect to the Election in cash.

12.                    Code Section 409A.  This grant of Restricted Shares is intended to be exempt from Section 409A of the Code, and this Agreement is intended to, and shall be interpreted, administered and construed consistent therewith.  The Committee shall have full authority to give effect to the intent of this Section 12.

13.                    Miscellaneous.  This Agreement and the Plan set forth the final and entire agreement between the parties with respect to the subject matter hereof, which shall be governed by and construed in accordance with the laws of the State of Hawaii applicable to contracts made and to be performed in Hawaii.  This Agreement shall bind and benefit the Participant, the heirs, distributees, and personal representative of the Participant, and the Company and its successors and assigns.

BY ACCEPTING THIS AGREEMENT AND THE GRANT OF RESTRICTED SHARES PURSUANT TO THIS AGREEMENT, THE PARTICIPANT AGREES TO ALL THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.